EXHIBIT 10.39
Equity Source Partners, LLC
7 East Carver Street
Huntington, New York 11743

September 15, 2010

Medgenics, Inc.
8000 Towers Crescent Drive
Suite 1070
Vienna, Va. 22182
Attention: Dr. Andrew Pearlman, President

Dear Andy:

As per our earlier discussions I am writing to confirm the agreement between Medgenics, Inc. (“Medgenics”) and Equity Source Partners (“ESP”) regarding our introduction to Medgenics of certain investors in Medgenics’ current private placement of convertible notes and related warrants (the “Private Offering”).

Medgenics has asked that we have introduced you to, or facilitated the introduction of, certain individuals and their entities listed below, and that, in consideration for such introductions, the Company has agreed to pay ESP a cash finder’s fee equal to an agreed percentage (as set forth below) of the aggregate original principal amount of the Notes purchased by each such investor in the Private Offering.

Isaac Blech (or his entities)	2%
Iroquois Capital	5%
Chestnut Ridge	5%
Kingsbrook Partners	5%

Payment of the finder’s fees shall be made promptly after the closing of the Private Offering. Your signature below indicates your agreement to these terms as of the date above.

Best regards,	Agreed to:

/s/ Cary Sucoff	/s/ Andrew Pearlman
Cary Sucoff	Andrew Pearlman
Equity Source Partners LLC	Medgenics, Inc.